UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING


SEC File No.: 033-16417-LA
CUSIP No.:


(Check One):

 [X]Form 10-K [ ]Form 10-Q [ ]Form 20-F [ ]Form 11-K [ ]Form N-SAR

     For Period Ended:  December 31, 2005

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:
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Read Attached Instruction Sheet Before Preparing Form. Please Print
or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates.

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Part I - Registrant Information
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Full name of Registrant:    American Business Corporation

Former Name if Applicable:

Address of Principal Executive Office (Street and Number):

                           11921 Brinley Ave.

City, State and Zip Code:  Louisville, KY  40243

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Part II - Rules 12b-25(b) and (c)
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If the subject report could  not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K,
10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to our financial position and lack of operations, after our former accountants resigned in June 2005, we did not engage new accountants until recently, as announced in our Form 8-K dated March 6, 2006.

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Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification.

 Judson B. Wagenseller     (502)                244-1964
 ----------------------    -----                ---------
 Name                     Area Code             Telephone Number

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

    If the answer is no, identify reports(s).       [ ]Yes   [X]No

    As reported in our Form 8-K/A dated March 29, 2006, our reports on Form 10-QSB for the periods ended June 30, 2005 and September 30, 2005 are considered deficient as the financial statements included therein were not reviewed by an independent accountant. As reported in the Form 8-K/A, our new auditors are reviewing such interim financial statements.


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                              [ ]Yes   [X]No

If  so,   attach  an  explanation  of  the  anticipated  change,  both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Explanation:



                   American Business Corporation
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            (Name of Registrant as specified in charter)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 31, 2006             By: /s/ Anthony Russo
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					Anthony Russo, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                               ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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